SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )1


                           Barrier Therapeutics, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
 ------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                   06850R 10 8
 ------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 28, 2004
  -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [X] Rule 13d-1(d)

--------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 06850R 10 8                                         Page 2 of 8 Pages


--------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           Johnson & Johnson
           22-1024240
--------------------------------
2.   CHECK THE APPROPRIATE BOX IF            (a) [ ]
     A MEMBER OF A GROUP                     (b) [ ]

--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
     EACH                          6.    SHARED VOTING POWER
   REPORTING
 PERSON WITH
                                            4,448,076 shares of Common Stock

                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                               -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            4,448,076 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,448,076 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                        [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  20.36%
--------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------

CUSIP No. 06850R 10 8                                         Page 3 of 8 Pages

--------------------------------
1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson Consumer Companies, Inc.
--------------------------------

2.   CHECK THE APPROPRIATE BOX IF            (a) [ ]
     A MEMBER OF A GROUP                     (b) [ ]
--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
      EACH                          6.   SHARED VOTING POWER
   REPORTING
    PERSON                          1,016,666 shares of Common Stock
    WITH
                                    -------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                                   -0-
                                    -------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            1,016,666 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,016,666 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                             [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.7%
--------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------

CUSIP No. 06850R 10 8                                         Page 4 of 8 Pages

1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                  Johnson & Johnson Development Corporation
                  22-2007137
--------------------------------

2. CHECK THE APPROPRIATE BOX IF              (a) [ ]
   A MEMBER OF A GROUP                       (b) [ ]
--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         New Jersey
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
      EACH                          6.   SHARED VOTING POWER
   REPORTING
    PERSON                                  281,410 shares of Common Stock
     WITH
                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                                  -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            281,410 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   281,410 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                            [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  1.3%
--------------------------------
12. TYPE OF REPORTING PERSON

                  CO
--------------------------------

CUSIP No. 06850R 10 8                                         Page 5 of 8 Pages

1. NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Janssen Pharmaceutica Products, L.P.
--------------------------------

2. CHECK THE APPROPRIATE BOX IF            (a) [ ]
   A MEMBER OF A GROUP (b) [ ]
--------------------------------
3. SEC USE ONLY
--------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------
   NUMBER OF                        5.   SOLE VOTING POWER
    SHARES
 BENEFICIALLY                                      -0-
   OWNED BY
      EACH                          6.   SHARED VOTING POWER
   REPORTING
    PERSON                               3,150,000 shares of Common Stock
    WITH
                                    ------------------------------------------
                                    7. SOLE DISPOSITIVE POWER

                                                 -0-
                                    ------------------------------------------
                                    8. SHARED DISPOSITIVE POWER

                                            3,150,000 shares of Common Stock
--------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,150,000 shares of Common Stock

--------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                            [  ]
--------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  14.4%
--------------------------------
12. TYPE OF REPORTING PERSON

                  PN
--------------------------------

CUSIP No. 06850R 10 8                                         Page 6 of 8 Pages
                                  Schedule 13G
                                  ------------


ITEM 1(a) -       NAME OF ISSUER:

                  Barrier Therapeutics, Inc.

ITEM 1(b) -       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  600 College Road East
                  Suite 3200
                  Princeton, NJ 08540

ITEM 2(a) -       NAME OF PERSON FILING:

         This statement is being filed by Johnson & Johnson, a New Jersey corporation ("J&J"), Johnson & Johnson Development Corporation, a New Jersey corporation ("JJDC"), Janssen Pharmaceutica Products, L.P., a Delaware limited partnership ("JPP"), and Johnson & Johnson Consumer Companies, Inc., a Delaware corporation ("JJCC"). JJDC, JPP and JJCC are wholly-owned subsidiaries of J&J. The securities reported herein as being held by J&J, JJDC, JPP and JJCC are directly beneficially owned by JJDC, JPP and JJCC. J&J may be deemed to indirectly beneficially own the securities that are directly beneficially owned by JJDC, JPP and JJCC.

ITEM 2(b) -       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  One Johnson & Johnson Plaza
                  New Brunswick, NJ 08933

ITEM 2(c) -       CITIZENSHIP:

                  J&J: New Jersey
                  JJDC: New Jersey
                  JPP: Delaware
                  JJCC: Delaware

ITEM 2(d) -       TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.0001 par value per share ("Common Stock")

ITEM 2(e) -       CUSIP NUMBER:

                  06850R 10 8

ITEM 3 -          STATEMENTS FILED PURSUANT TO RULES 13D-1(B) OR
                  13D-2(B) OR (C):

                  Not applicable.

ITEM 4 -          OWNERSHIP:

                  (a) Amount Beneficially Owned:

                  J&J:  4,448,076 shares of Common Stock
                  JJDC:  281,410 shares of Common Stock
                  JPP: 3,150,000 shares of Common Stock
                  JJCC: 1,016,666 shares of Common Stock

CUSIP No. 06850R 10 8                                         Page 7 of 8 Pages

                  (b) Percent of Class:

                  J&J: 20.36%
                  JJDC: 1.3%
                  JPP: 14.4%
                  JJCC: 4.7%

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: -0-

                  (ii) shared power to vote or to direct the vote:

                  J&J:  4,448,076 shares of Common Stock
                  JJDC:  281,410 shares of Common Stock
                  JPP: 3,150,000 shares of Common Stock
                  JJCC: 1,016,666 shares of Common Stock

                  (iii) sole power to dispose or to direct the disposition of:
                  -0-

                  (iv) shared power to dispose or to direct the disposition of:

                   J&J:  4,448,076 shares of Common Stock
                   JJDC:  281,410 shares of Common Stock
                   JPP: 3,150,000 shares of Common Stock
                   JJCC: 1,016,666 shares of Common Stock

ITEM 5 -          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                           Not applicable.

ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                           Not applicable.

ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT COMPANY:

                           Not applicable.

ITEM 8 -          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                           Not applicable.

ITEM 9 -          NOTICE OF DISSOLUTION OF GROUP:

                           Not applicable.

ITEM 10 -         CERTIFICATION:

                           Not applicable.

CUSIP No. 06850R 10 8                                         Page 8 of 8 Pages

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   JOHNSON & JOHNSON


                                   By /s/ MICHAEL H. ULLMANN
                                      ----------------------
                                   Name:  Michael H. Ullmann
                                   Title: Secretary



                                   JOHNSON & JOHNSON DEVELOPMENT
                                   CORPORATION


                                   By /s/ MANISH YADAV
                                      ----------------
                                   Name:  Manish Yadav
                                   Title:  Secretary

                                   JANSSEN PHARMACEUTICA, L.P.
                                   By Janssen Pharmaceutica, Inc.,
                                   General Partner

                                   By /s/ MIKE C. CHESTER
                                      --------------------
                                   Name:  Mike C. Chester
                                   Title:  Secretary


                                   JOHNSON & JOHNSON CONSUMER COMPANIES, INC.


                                   By /s/ DONNA M. MALIN
                                      ------------------
                                      Name:  Donna M. Malin
                                      Title:  Secretary


Dated: February 1, 2005